EXHIBIT 99.1

Leading U.S. online mail-order pharmacy completes name change from Clacendix, Inc. to HealthWarehouse.com, Inc.

CINCINNATI, August 5, 2009 -- HealthWarehouse.com (OTC Bulletin Board: HEWA) announced that effective today, it has changed its name from Clacendix, Inc. to HealthWarehouse.com, Inc. In conjunction with the corporate name change, the company’s OTC Bulletin Board stock ticker symbol has been changed from IONN to HEWA.

HealthWarehouse.com, based in Cincinnati, Ohio, is a leading online pharmacy, offering a 30-day supply of over 300 popular generic prescription drugs for $3.50. With outstanding service and competitive pricing, HealthWarehouse.com is poised to set the standard for delivering significant value to consumers on prescription medications. The program is available to customers in 37 states and will be expanded to all 50 states and U.S. Territories in the coming months.

Key components of HealthWarehouse.com’s Prescription Drug Program:

•	Pricing of $3.50 for a 30-day supply of generic prescription medications.

•	Pricing of $9.50 for a 90-day supply of generic prescription medications.

•	Coverage of nearly 300 generic medications in all major therapeutic categories, including diabetes, blood pressure and cholesterol.

•	Processing of all prescription orders and refills online or via phone and 100% free shipping from a state-of-the art pharmacy directly to the patient's home.

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (TICKER: HEWA) is a leading online mail-order pharmacy headquartered in Cincinnati, Ohio and the first to offer a $3.50 prescription drug list with 100% free shipping anywhere in the United States. HealthWarehouse.com's mission is to provide affordable healthcare to every American. With a 99% positive customer rating, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 37 states and only sells drugs which are FDA-approved and legal for sale in the United States. Visit us online at http://www.HealthWarehouse.com.

Forward-Looking Statements

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of HealthWarehouse.com’s future performance, statements of HealthWarehouse.com’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although HealthWarehouse.com believes that its current expectations are based on reasonable assumptions, it cannot assure you that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and HealthWarehouse.com expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

This release is provided for informational purposes only and should not be construed as a solicitation to invest.